Exhibit

OFFICE OF RICHARD RUBIN

40WALL STREET, 28th FLOOR

NEW YORK, NY 10005

PHONE: 212.400.7198    -    FAX: 212.658.9867

April 6, 2010

Kay Aladesuyi
EarthSearch Communications

Re:  Private Stock Purchase Agreement

Mr. Aladesuyi:

On behalf of Green Energy Partners, LLC and Messrs. Aaron Goldstein and Frank Rovito, this is to confirm that the Private Stock Purchase Agreement closing with respect to the sale of shares of East Coast Diversified Corporation was concluded effective April 2, 2010.

Very truly yours,

/s/  Richard Rubin
Richard Rubin